Exhibit 99.1

 Greatbatch Announces Completion of Quan Emerteq and EAC Acquisitions


    CLARENCE, N.Y.--(BUSINESS WIRE)--Nov. 16, 2007--Greatbatch, Inc. (NYSE: GB) announced today that it has successfully completed its previously announced acquisitions of Quan Emerteq LLC and Engineered Assemblies Corporation ("EAC").

    Greatbatch's acquisitions of Quan Emerteq and EAC were structured as asset purchases. For the net assets purchased of Quan Emerteq, Greatbatch paid $55 million in cash, which will be increased or decreased by the final working capital adjustment as defined in the purchase agreement. For the net assets purchased of EAC, Greatbatch paid $12.4 million in cash, which will be increased or decreased by the final working capital adjustment and earn out payment as defined in the purchase agreement.

    Quan Emerteq, based in Blaine, Minnesota, a suburb of Minneapolis, designs, develops and manufactures single use medical device products for the vascular, cardiac rhythm management and neurostimulation markets.

    EAC, based in Teterboro, New Jersey, with operations in Suzhou, China, is a leading provider of custom battery solutions and electronics integration focused on rechargeable battery systems.

    About Greatbatch

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation, vascular and interventional radiology markets. Additionally, Electrochem Commercial Power, a subsidiary of Greatbatch, is a world leader in the design and manufacture of lithium cells and battery packs for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography and seismic surveying. Additional information about the Company is available at www.greatbatch.com.


    CONTACT: Greatbatch, Inc.
             Anthony Borowicz, 716-759-5809
             Treasurer and Director, Investor Relations tborowicz@greatbatch.com